EXHIBIT 99.11
October 3, 2008

Mr. Michael W. Klinger
22420 Crooked Creek Road
Cicero, IN  46034

Dear Mike,

This letter confirms certain terms and conditions of your continued employment in consideration of your new title and duties effective September 19, 2008, in the position of Executive Vice President and Chief Financial Officer and Treasurer of EDCI Holdings, Inc. (The “Company”) and supersedes any prior offer letter or other agreement regarding your employment by the Company or any of its subsidiaries. This position is located in or near Fishers, Indiana and reports directly to the Chief Executive Officer and/or Chairman of the Board of Directors of the Company.  You are responsible for financial planning and analysis, accounting, SEC reporting and matters related to treasury, tax, information technology, risk management, procurement, payroll and investor relations, as well as such duties and services as normally are associated with such position, which may be assigned to you from time to time.

Your base compensation will be $20,800 per month (the “Base Salary”), which shall be paid in bi-weekly installments in accordance with the Company’s normal payroll practices.  Your Base Salary and performance will be reviewed after your initial six months in this position and thereafter on an annual basis each year.  Your Base Salary may be increased (but not decreased) in the manner determined by the Company in consultation with the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board.

You will be eligible to participate in the Company’s bonus plans or programs as shall be established by the Board upon recommendations from management of the Company from time to time for senior executives of the Company.  In addition, you will be eligible to receive discretionary bonus awards as the Board may determine in its sole discretion from time to time.

During the term of your employment, you will be entitled to four (4) weeks of vacation in each calendar year at such times as shall be mutually convenient to you and the Company.  Your vacation will be prorated for each partial calendar year during the term of your employment.

During the term of your employment, you will receive a monthly car allowance of $400, which will cover local driving and parking expenses incurred in connection with the performance of your duties hereunder.

During the term of your employment, you may participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, as in effect from time to time, to the extent that you qualify under the eligibility requirements of each plan or program.  Details of our current benefits plan have previously been provided to you.

You will continue to be entitled to a “stay bonus”, previously provided in your letter agreement dated November 26, 2007, of $60,000 payable in a lump sum if you remain employed by the Company through October 31, 2008 or, in the event a Change in Control (as defined below) occurs prior to October 31, 2008, you remain employed by the Company or any successor to the Company following a Change in Control, through the 90 day anniversary of any such Change in Control.  If earned, the Company will pay you the stay bonus within two days after October 31, 2008 or two days after the 90 day anniversary of a Change in Control, as applicable.

In the event your employment is terminated by the Company without Cause (as defined below) or by you with Good Reason (as defined below), the Company will pay you, subject to the limitations set forth below, a lump sum severance payment equal to the amount of your Base Salary in effect on such termination date multiplied by 12.   You also shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) if you are then participating in the Company’s annual bonus plan, a pro-rated annual bonus for the bonus year in which you are terminated, which shall be calculated and paid in accordance with the Company’s normal practices at the end of such bonus year,  provided  that you have been employed by the Company for at least six months of such bonus year, plus (4) any other compensation payments or benefits which have accrued and are payable in connection with such termination. In addition, the Company shall continue to provide medical and dental benefits to you and your dependents for a period of 12 months following such date of termination at the same levels of coverage and in the same manner as such benefits are available to you and your dependents immediately prior to such Change in Control.  Your right to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) shall begin after the expiration of the one-year period described in the foregoing sentence.

If a Change in Control (as defined below) occurs and if your employment is terminated within six months after such Change in Control for any reason other than Cause (as defined below), the Company shall pay you, within 10 days after such termination, in cash or equivalent, a lump sum severance benefit equal to your Base Salary in effect on such termination date multiplied by 12.  You also shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) if you are then participating in the Company’s annual bonus plan, a pro-rated annual bonus for the bonus year in which you are terminated, which shall be calculated and paid in accordance with the Company’s normal practices at the end of such bonus year,  provided  that you have been employed by the Company for at least six months of such bonus year, plus (4) any other compensation payments or benefits which have accrued and are payable in connection with such termination.  In addition, the Company shall continue to provide medical and dental benefits to you and your dependents for a period of 12 months following such date of termination at the same levels of coverage and in the same manner as such benefits are available to you and your dependents immediately prior to such Change in Control.  Your right to continue medical and dental coverage under COBRA shall begin after the expiration of the one-year period described in the foregoing sentence.

Notwithstanding the foregoing, if any benefit or amount payable to you under this letter on account of your termination of employment constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code (“409A”), payment of such Deferred Compensation shall commence when you incur a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”).  However, if you are a “specified employee” within the meaning of 409A at the time of your Separation from Service, any Deferred Compensation payable to you under this letter on account of your termination of employment shall be delayed until the first day of the seventh month following your Separation from Service (the “409A Suspension Period”).  Within 14 calendar days after the end of the 409A Suspension Period, the Company shall pay to you a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest rate of not less than the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to provide under this letter but for the imposition of the 409A Suspension Period.  Thereafter, you shall receive any remaining payments due under this letter in accordance with its terms as if there had not been any suspension period beforehand.

For purposes of this letter agreement:

(1)           “Cause” means (1) your resignation, except for Good Reason, from the office of Chief Financial Officer of the Company; (2) dishonesty or fraud on the part of the employee which is intended to result in the employee’s substantial personal enrichment at the expense of the Company or its affiliates; (3) a material violation of the employee’s responsibilities as an executive of the Company or its subsidiaries which is willful and deliberate; or (4) the conviction (after the exhaustion of all appeals) of the employee of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony;  provided , that in no event shall “Cause” include (i) any personal or policy disagreement between the employee and the Company or any member of the board of directors of the Company or (ii) any action taken by the employee in connection with the employee’s duties if the employee acted in good faith and in a manner the employee reasonably believed to be in the best interest of the Company and had no reasonable cause to believe the employee’s conduct was unlawful.

(2)           “Change in Control” means any of the following: (a) the acquisition, directly or indirectly after the date of this letter agreement, in one or a series of transactions, of 25% or more of the Company’s common stock by any “person” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; (b) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company immediately prior to such merger, consolidation, share exchange or similar transaction, as a group, would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (c) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of all or substantially all of the assets of the Company; or (d) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or pursuant to a negotiated settlement with any such Person to avoid the threat of any such contest or solicitation.  Notwithstanding the above, in no event shall the liquidation of the Company or declaration or payment by the Company of a material dividend be deemed to constitute a Change in Control.

(3)           “Good Reason” means the occurrence of any of the following events provided you (A) notify the Board in writing within 90 days following the initial occurrence of the events that are alleged to constitute good reason and specifying the events that are alleged to constitute good reason and (B) terminate your employment within 90 days of the date of your notice if the Company does not cure said events within 30 days after the date of your notice: (i) any material breach by the Company of the terms of this letter agreement or any material diminution by the Company of your authority, duties or responsibilities with the Company as specified in the first paragraph of this letter agreement; (ii) any relocation of your principal office to a location which is more than 25 miles from the Company’s Fishers, Indiana facility; or (iii) any request by the Company for you to report to someone other than the Company’s Chief Executive Officer or the Chairman of the Company’s Board of Directors, except where such request is specifically approved by you.

No representation, promise or inducement has been made by the Company or you that is not embodied in this letter agreement.

This letter agreement may not be modified or amended in any way unless in writing signed by each of the parties hereto.

Please confirm the terms and conditions set forth herein by countersigning this letter in the space provided below.

Sincerely,

/s/ Clarke Bailey
Clarke Bailey
Chairman of the Board

Accepted by:	/s/ Michael W. Klinger	Date: October 3, 2008
Michael W. Klinger